Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the reference to our firm name under the heading “Experts” in the Registration Statement (Form S-3) and related Prospectus of WPX Energy, Inc. for the registration of 40,000,000 shares of its common stock and the reference to our audit letter as of December 31, 2014, included in or made part of the Annual Report on Form 10-K of WPX Energy, Inc. for the year ended December 31, 2014, incorporated herein by reference.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

December 15, 2015